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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*





                                 AutoZone, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  053332-10-2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 6, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule
is filed:                                                     [ ]  Rule 13d-1(b)
                                                              [x]  Rule 13d-1(c)
                                                              [ ]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                  SCHEDULE 13G


----------------------------                              ----------------------
 CUSIP No. 053332-10-2                                       Page 2 of 7 Pages
----------------------------                              ----------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ESL Partners, L.P., a Delaware limited partnership
            22-2875193
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
      NUMBER OF               9,825,139
       SHARES           --------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
      OWNED BY                0
        EACH            --------------------------------------------------------
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                 9,825,139
        WITH            --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        15,416,100
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        10.09%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                        PN
--------------------------------------------------------------------------------

----------------------------                              ----------------------
 CUSIP No. 053332-10-2                                       Page 3 of 7 Pages
----------------------------                              ----------------------


--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
            Bermuda
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
      NUMBER OF               1,576,679
       SHARES           --------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
      OWNED BY                0
        EACH            --------------------------------------------------------
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                 1,576,679
        WITH            --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        15,416,100
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        10.09%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                        CO
--------------------------------------------------------------------------------

----------------------------                              ----------------------
 CUSIP No. 053332-10-2                                       Page 4 of 7 Pages
----------------------------                              ----------------------


--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            ESL Institutional Partners, L.P., a Delaware limited partnership 06-1456821
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
      NUMBER OF               294,937
       SHARES           --------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
      OWNED BY                0
        EACH            --------------------------------------------------------
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                 294,937
        WITH            --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        15,416,100
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        10.09%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                        PN
--------------------------------------------------------------------------------

----------------------------                              ----------------------
 CUSIP No. 053332-10-2                                       Page 5 of 7 Pages
----------------------------                              ----------------------


--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Acres Partners, L.P., a Delaware limited partnership
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OR ORGANIZATION
            Delaware
--------------------------------------------------------------------------------
                        5    SOLE VOTING POWER
      NUMBER OF               3,719,345
       SHARES           --------------------------------------------------------
    BENEFICIALLY        6    SHARED VOTING POWER
      OWNED BY                0
        EACH            --------------------------------------------------------
      REPORTING         7    SOLE DISPOSITIVE POWER
       PERSON                 3,719,345
        WITH            --------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
                              0
--------------------------------------------------------------------------------
          9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        15,416,100
--------------------------------------------------------------------------------
         10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                     CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
         11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        10.09%
--------------------------------------------------------------------------------
         12          TYPE OF REPORTING PERSON
                        PN
--------------------------------------------------------------------------------

                                                          ----------------------
                                                             Page 6 of 7 Pages
                                                          ----------------------

Item 4        Ownership:

              (a) Amount Beneficially Owned: 15,416,100 shares of Common Stock, par value $.01 per share.

                    This statement is filed on behalf of a group consisting of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), and Acres Partners, L.P., a Delaware limited partnership ("Acres"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner of ESL is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company ("ESLIM"), is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company ("RBSIM") is the general partner of Institutional. Investments is the general partner of Acres. In the aforementioned capacities, ESL, Limited, Institutional and Acres each may be deemed to be the beneficial owner of the shares of AutoZone, Inc. common stock beneficially owned by the other members of the group.

                    As of October 7, 1998, (i) ESL was the record owner of 9,825,139 shares of common stock of AutoZone, Inc.; (ii) Limited was the record owner of 1,576,679 shares of common stock of AutoZone, Inc.; (iii) Institutional was the record owner of 294,937 shares of common stock of AutoZone, Inc.; and (iv) Acres was the record owner of 3,719,345 shares of common stock of AutoZone, Inc.

              (b)   Percent of Class: 10.09%.

              (c)   Number of shares as to which each person has:

                    (i)    sole power to vote or to direct the vote:

                                  See Item 5 of each cover page.

                    (ii)   shared power to vote or to direct the vote: 0.

                    (iii) sole power to dispose or to direct the disposition of:

                                  See Item 7 of each cover page.

                    (iv) shared power to dispose or to direct the disposition of: 0.

                                                          ----------------------
                                                             Page 7 of 7 Pages
                                                          ----------------------


                                  SIGNATURE


       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: October 7, 1998
                                    ESL PARTNERS, L.P.

                                    By:    RBS Partners, L.P., its general
                                           partner
                                    By:    ESL Investments, Inc., its general
                                           partner

                                           By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  President

                                    ESL LIMITED

                                    By:    ESL Investment Management, LLC, its
                                           investment manager


                                           By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                    ESL INSTITUTIONAL PARTNERS, L.P.

                                    By:    RBS Investment Management, LLC, its
                                           general partner


                                           By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  Managing Member

                                    ACRES PARTNERS, L.P.

                                    By:    ESL Investments, Inc., its general
                                           partner


                                           By:     /s/ EDWARD S. LAMPERT
                                              ---------------------------------
                                                  Edward S. Lampert
                                                  President